FICO Announces Earnings of $0.43 per Share for First Quarter Fiscal 2015

Revenue of $190 million vs. $184 million in prior year

SAN JOSE, Calif., Jan. 29, 2015 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its first fiscal quarter ended December 31, 2014.

First Quarter Fiscal 2015 GAAP Results
Net income for the quarter totaled $14.4 million, or $0.43 per share, versus $17.0 million, or $0.47 per share, reported in the prior year period.

First Quarter Fiscal 2015 Non-GAAP Results
Non-GAAP Net Income for the quarter was $22.6 million vs. $26.2 million in the prior year period. Non-GAAP EPS for the quarter was $0.68 vs. $0.73 in the prior year period. Free cash flow for the quarter was negative $4.9 million vs. $25.5 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

First Quarter Fiscal 2015 GAAP Revenue
The company reported revenues of $189.5 million for the quarter as compared to $184.3 million reported in the prior year period, an increase of 3%.

"We continue to drive growth in our Applications and Tools segments," said Will Lansing, chief executive officer. "And we are well-positioned in our Scores segments to deliver on new opportunities. At the same time, we continue to invest in our strategic SaaS initiatives, and are confident that we can deliver long-term growth."

Revenues for the first quarter fiscal 2015 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $115.5 million in the first quarter compared to $111.9 million in the prior year quarter, an increase of 3%. This was due to increased license and services revenue in Collections & Recovery Solutions and in Originations Solutions.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $43.9 million in the first quarter compared to $47.2 million in the prior year quarter, a decrease of 7%. The B2B revenue decreased 8% primarily due to a Global FICO Score license sale in the prior year, while the B2C revenue decreased 5% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $30.1 million in the first quarter compared to $25.2 million in the prior year quarter, an increase of 19%, due primarily to a true-up associated with an underpayment of royalties for Blaze Advisor over a multi-year period.

Outlook
The company is revising its guidance for fiscal 2015 as follows to reflect the acquisition of TONBELLER:

	New Fiscal 2015 Guidance	Previous Fiscal 2015 Guidance
Revenue	$830 million - $835 million	$820 million - $825 million
GAAP Net Income	$92 million - $95 million	$92 million - $95 million
GAAP Earnings Per Share	$2.78 - $2.88	$2.78 - $2.88
Non-GAAP Net Income	$131 million - $134 million	$131 million - $134 million
Non-GAAP Earnings Per Share	$3.97 - $4.06	$3.97 - $4.06

The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its first quarter fiscal 2015 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through January 29, 2016.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarter ended December 31, 2014. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2014	2014
ASSETS:
Current assets:
Cash and cash equivalents	$ 94,651	$ 105,075
Accounts receivable, net	147,123	155,295
Prepaid expenses and other current assets	38,096	28,157
Total current assets	279,870	288,527

Marketable securities and investments	20,488	19,784
Property and equipment, net	36,791	36,677
Goodwill and intangible assets, net	818,325	827,842
Other assets	12,448	19,468
	$ 1,167,922	$ 1,192,298

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 47,311	$ 58,235
Accrued compensation and employee benefits	30,081	56,650
Deferred revenue	57,331	56,519
Current maturities on debt	231,000	170,000
Total current liabilities	365,723	341,404

Senior notes	376,000	376,000
Other liabilities	22,978	20,280
Total liabilities	764,701	737,684

Stockholders' equity	403,221	454,614
	$ 1,167,922	$ 1,192,298

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2014	2013

Revenues:
Transactional and maintenance	$ 131,410	$ 129,655
Professional services	35,198	34,286
License	22,942	20,402
Total revenues	189,550	184,343

Operating expenses:
Cost of revenues	66,300	57,319
Research & development	22,637	18,092
Selling, general and administrative	72,801	66,989
Amortization of intangible assets	2,932	3,013
Restructuring and acquisition-related	-	3,660
	164,670	149,073
Operating income	24,880	35,270
Other expense, net	(6,556)	(8,087)
Income before income taxes	18,324	27,183
Provision for income taxes	3,917	10,206
Net income	$ 14,407	$ 16,977

Basic earnings per share:	$ 0.45	$ 0.49
Diluted earnings per share:	$ 0.43	$ 0.47

Shares used in computing earnings per share:
Basic	31,936	34,699
Diluted	33,128	35,820

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$ 14,407	$ 16,977
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,107	8,167
Share-based compensation	8,794	7,235
Changes in operating assets and liabilities	(35,518)	(2,348)
Other, net	5,570	(1,653)
Net cash provided by operating activities	1,360	28,378

Cash flows from investing activities:
Purchases of property and equipment	(5,667)	(2,154)
Other, net	75	-
Net cash used in investing activities	(5,592)	(2,154)

Cash flows from financing activities:
Proceeds from revolving line of credit	81,000	8,000
Payments on revolving line of credit	(20,000)	-
Proceeds from issuances of common stock	6,713	10,832
Taxes paid related to net share settlement of equity awards	(15,007)	(8,821)
Repurchases of common stock	(60,593)	(27,125)
Other, net	5,850	3,857
Net cash used in financing activities	(2,037)	(13,257)

Effect of exchange rate changes on cash	(4,155)	(208)

Increase (decrease) in cash and cash equivalents	(10,424)	12,759
Cash and cash equivalents, beginning of period	105,075	83,178
Cash and cash equivalents, end of period	$ 94,651	$ 95,937

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2014	2013

Applications revenues:
Transactional and maintenance	$ 78,551	$ 77,779
Professional services	28,499	26,787
License	8,448	7,350
Total applications revenues	$ 115,498	$ 111,916

Scores revenues:
Transactional and maintenance	$ 42,937	$ 43,318
Professional services	788	589
License	216	3,273
Total scores revenues	$ 43,941	$ 47,180

Tools revenues:
Transactional and maintenance	$ 9,922	$ 8,558
Professional services	5,911	6,910
License	14,278	9,779
Total tools revenues	$ 30,111	$ 25,247

Total revenues:
Transactional and maintenance	$ 131,410	$ 129,655
Professional services	35,198	34,286
License	22,942	20,402
Total revenues	$ 189,550	$ 184,343

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2014	2013

GAAP net income	$ 14,407	$ 16,977
Amortization of intangible assets (net of tax)	2,050	1,996
Restructuring and acquisition-related (net of tax)	-	2,424
Stock-based compensation expense (net of tax)	6,149	4,792
Non-GAAP net income	$ 22,606	$ 26,189

GAAP diluted earnings per share	$ 0.43	$ 0.47
Amortization of intangible assets (net of tax)	0.06	0.06
Restructuring and acquisition-related (net of tax)	-	0.07
Stock-based compensation expense (net of tax)	0.19	0.13
Non-GAAP diluted earnings per share	$ 0.68	$ 0.73

Free cash flow
Net cash provided by operating activities	$ 1,360	$ 28,378
Capital expenditures	(5,667)	(2,154)
Dividends paid	(635)	(693)
Free cash flow	$ (4,942)	$ 25,531

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and  free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

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CONTACT: Investors/Analysts, Steve Weber, (800) 213-5542, investor@fico.com; or Media, Steve Astle, (415) 446-6204, stephenastle@fico.com